UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2016

_______________________________________________________________

PRIME GLOBAL CAPITAL GROUP INCORPORATED

(Exact name of registrant as specified in its charter)

NEVADA	000-54288	26-4309660
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

E-5-2, Megan Avenue 1, Block E

Jalan Tun Razak

50400 Kuala Lumpur, Malaysia

(Address of principal executive offices) (Zip Code)

+603 2162 0773
(Registrant’s telephone number, including area code)

________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

We, through our subsidiary, Virtual Setup Sdn. Bhd., or VSSB, and BJ Bentong Trading Company, or BJ, were parties to that certain Agreement for Rental of Oil Plantation, effective September 21, 2015, or the Tenancy Agreement, pursuant to which BJ agreed to manage our plantation, harvest and sell oil palm fresh fruit bunches and receive all proceeds related thereto for a monthly rental fee of Ringgit Malaysia Thirty Five Thousand (RM35,000). The Tenancy Agreement is due to expire on March 20, 2018, pursuant to its terms.

On September 29, 2016, VSSB and BJ entered into a letter agreement pursuant to which the parties mutually agreed to terminate the Tenancy Agreement upon the following conditions:

1. BJ’s deposit of RM70,000 shall be forfeited by VSSB;

2. All staff, laborers, machinery and tools shall be removed from the premises and the premises returned to VSSB no later than September 30, 2016; and

3. BJ shall indemnify VSSB for a period of six (6) months after the termination of the Tenancy Agreement against all and any damages, loss, expenses or other cost on the property and or the palm oil trees regardless of whether such damage arose as a result of the act, omission or negligence of BJ or its agents and representatives.

The foregoing description of the Termination Agreement is qualified in its entirety by reference to the copy of the Termination Agreement, which is filed as Exhibit 10.1 to this Current Report and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Termination Letter dated September 27, 2016.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIME GLOBAL CAPITAL GROUP INCORPORATED
Dated: October ___, 2016

	By:	/s/ Liong Tat Teh
Liong Tat Teh
Chief Financial Officer

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